Collectors Universe Reports Results for Third Quarter Ended March 31, 2012

NEWPORT BEACH, CA – May 9, 2012 ― Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, today announced financial results for its third quarter of fiscal 2012.

Operational and Financial Highlights:

▪
Service revenues increased by 4% to a record $13.0 million, in this year’s third quarter, compared to the same quarter of the prior year. The increase was driven primarily by an 8% increase in card and autograph service revenues and a 1% increase in coin service revenues.

▪	Gross profit margin for this year’s third quarter was 61.3% of revenues, slightly lower than the 61.7% gross profit margin earned in the third quarter of the prior year.

▪
Operating income was $2.9 million for this year’s third quarter, compared to $3.3 million for the third quarter of fiscal 2011.  The reduction in operating income in this year’s third quarter was primarily due to a refinement of our Collectors Club revenue recognition policy, which deferred approximately $150,000 of revenue in the quarter and costs related to the establishment of our Asian operation and the attendance at our first major regional show in Hong Kong, which reduced operating income by approximately $200,000.

▪
Income from continuing operations was $1.7 million, or $0.22 per diluted share, and $4.3 million, or $0.54 per diluted share, for the third quarter and nine months, respectively, of fiscal 2012, compared to $2.0 million, or $0.25 per diluted share, and $4.1 million, or $0.52 per diluted share, for the same periods of the prior year.

▪
The Company’s cash position at March 31, 2012 was $20.5 million, compared with $21.9 million at June 30, 2011.  Net cash used of $1.4 million for the nine months was comprised of cash generated from continuing operations of $7.7 million and proceeds received from the exercise of stock options of $0.6 million, offset by cash payments of $7.8 million of dividends to stockholders, $1.1 million for capital expenditures, $0.5 million for the purchase of Coinflation.com and $0.3 million used in our discontinued operations.

▪	On April 26, 2012, we announced our quarterly cash dividend of $0.325 per share, which will be paid on June 1, 2012 to stockholders of record on May 18, 2012.

Commentary and Outlook

Michael McConnell, Chief Executive Officer, stated, “The quarter ended March 31, 2012 marked the best revenue quarter in our Company's 26-year history.  I am proud of our team and commitment to continually enhance our services and embrace geographic expansion.  Specifically, during the quarter, we invested in the development and launch of our Asian platform, and we expect the initiative to be a source of future growth for our company.  Looking ahead, our coin business, and in particular our modern coin business, has started the fourth quarter with slower momentum than this time last year. Notably, year-to-date sales of Silver and Gold Eagles from the US Mint are down approximately 24% and 44%, respectively, as compared to the same period last year.  This general market decline is impacting our customers who submit modern coins to us.”

Collectors Universe, Inc.

Conference Call and Webcast

Collectors Universe will host a conference call to discuss results on Wednesday, May 9, 2012 at 4:30 p.m.  Eastern Time/1:30 p.m. Pacific Time.  Interested parties may participate in the conference call by dialing 800-762-8779 or 480-629-9722, five to ten minutes prior to the initiation of the call.  A replay of the conference call will be available through May 23, 2012, by dialing 800-406-7325 or 303-590-3030 and entering access code 4537973#.  A live webcast of the conference call will also be available on the Collectors Universe website, www.collectors.com under Investor Relations: Events and Presentations.  The webcast will be archived for 12 months.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value-added services to the high-value collectibles markets. The Company authenticates and grades collectible coins, trading cards, event tickets, autographs, memorabilia and stamps (“collectibles”).  The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia, collectible stamps, and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins and its Expos trade show and conventions business.  This information is accessible to collectors and dealers at the Company's website, http://www.collectors.com and is also published in print.

Cautionary Statements Regarding Forward Looking Information

This news release contains statements regarding our expectations, beliefs or views about our future financial performance and trends in our business and in our markets, which constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward looking statements can often be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Due to a number of risks and uncertainties to which our business and our markets are subject, our future financial performance may differ, possibly significantly, from our expected financial performance as set forth in the forward-looking statements contained in this news release.  Information regarding those risks and uncertainties, and their possible impact on our future financial performance, include, but are not limited to, the following: our continued dependence on our coin business which generated more than 60% of our consolidated revenues and a substantial portion of our operating income in both the year ended June 30, 2011 and the first nine months of fiscal 2012, making our operating results more vulnerable to conditions that could adversely affect the precious metals and coin markets ; the risks that the economic recovery may remain sluggish or stall, that economic conditions may deteriorate as a result of events outside of our control, including the European sovereign debt crisis, concerns regarding the United States deficit or international tensions that could cause oil prices to increase or that the increases in gold and silver prices may slow or even decline, any of which could result in reductions in the demand for our collectibles authentication or  grading services and, consequently, in our revenues; the risk that the economic recession from 2008 to 2010 and the anemic economic recovery will lead to longer-term changes in the spending habits of consumers and in the availability and use of credit by smaller businesses, such as collectibles dealers, to fund purchases of collectibles, which could lead to longer-term declines in collectibles commerce and, therefore, in the demand for our services; the risk that our strategies of offering new services and expanding our collectibles authentication and grading business into new geographic areas, such as Europe and Asia will not be successful in enabling us to improve our profitability or may even cause us to incur significant losses; the risk that it may become necessary for us to reduce the amount of, or suspend or discontinue the payment of cash dividends in the future, due to conditions or circumstances outside of our control, such as adverse economic or market conditions, as well as our future financial performance and the cash needs of our business in the future; and the risk that our continuing financial obligations with respect to two facilities in New York City, which we had leased for our subsequently discontinued jewelry businesses, will lead to reductions in cash flows and additional losses from discontinued operations in future periods.

Additional information regarding these risks and information regarding other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended June 30, 2011 filed with the Securities and Exchange Commission on August 26, 2011.  Due to these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or in our Annual or Quarterly Reports, which speak only as of their respective dates.  We also disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Collectors Universe, Inc.

Contact: Joseph Wallace Chief Financial Officer Collectors Universe 949-567-1245 Email: jwallace@collectors.com
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Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, except per share data)
(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
Net Revenues:
Grading, authentication and related services	$13,003	$12,555	$36,210	$31,630
Product sales	79	263	416	544
	13,082	12,818	36,626	32,174
Cost of revenues:
Grading, authentication and related services	4,989	4,623	14,019	12,186
Product sales	75	284	486	391
	5,064	4,907	14,505	12,577

Gross profit	8,018	7,911	22,121	19,597

Operating expenses:
Selling and marketing expense	1,869	1,585	5,087	4,426
General and administrative expenses	3,235	3,013	9,732	8,469
Total operating expenses	5,104	4,598	14,819	12,895

Operating income	2,914	3,313	7,302	6,702

Interest income and other expense, net	26	36	63	88
Income before provision for income taxes	2,940	3,349	7,365	6,790
Provision for income taxes	1,209	1,381	3,024	2,735
Income from continuing operations	1,731	1,968	4,341	4,055
Income (loss) from discontinued operations, net of income taxes	7	-	(43)	(35)
Net income	$1,738	$1,968	$4,298	$4,020

Net income per basic share:
Income from continuing operations	$0.22	$0.25	$0.55	$0.53
Income (loss) from discontinued operations	-	-	(0.01)	(0.01)
Net income per basic shares	$0.22	$0.25	$0.54	$0.52

Net income per diluted share:
Income from continuing operations	$0.22	$0.25	$0.54	$0.52
Income (loss) from discontinued operations	-	-	-	-
Net income per diluted shares	$0.22	$0.25	$0.54	$0.52

Weighted average shares outstanding:
Basic	7,922	7,727	7,893	7,672
Diluted	8,020	7,841	7,993	7,795
Dividends declared per common share	$0.325	$0.325	$0.975	$0.95

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands, except per share data)
(unaudited)
	March 31,	June 30,
ASSETS	2012	2011
Current assets:
Cash and cash equivalents	$20,456	$21,926
Accounts receivable, net of allowance of $68 at March 31, 2012 and $66 at June 30, 2011	2,542	1,534
Refundable income taxes	60	60
Inventories, net	2,289	1,442
Prepaid expenses and other current assets	1,250	959
Deferred income tax assets	739	1,769
Notes receivable from sale of net assets of discontinued operations	145	50
Current assets of discontinued operations	27	27
Total current assets	27,508	27,767

Property and equipment, net	1,868	1,301
Goodwill	2,083	2,083
Intangible assets, net	1,887	1,145
Deferred income tax assets	2,187	2,956
Notes receivable from sale of net assets of discontinued operations, less current portion	-	135
Other assets, including coin inventory of $750 at June 30, 2011	167	942
Non-current assets of discontinued operations	182	182
	$35,882	$36,511
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,558	$1,390
Accrued liabilities	1,595	1,415
Accrued compensation and benefits	2,311	2,383
Income taxes payable	111	125
Deferred revenue	2,672	2,417
Current liabilities of discontinued operations	786	743
Total current liabilities	9,033	8,473

Deferred rent	440	396
Non-current liabilities of discontinued operations	2,258	2,572
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; 3,000 shares authorized, none issued or outstanding	-	-
Common stock, $.001 par value; 20,000 shares authorized; 8,107 and 7,943 issued and outstanding at March 31, 2012 and at June 30, 2011, respectively	8	8
Additional paid-in capital	72,902	70,402
Accumulated deficit	(48,759)	(45,340)
Total stockholders’ equity	24,151	25,070
	$35,882	$36,511